[LETTERHEAD]
VEBER PARTNERS

Confidential

January 13, 1999

The Board of Directors
Elmer's Restaurants, Inc.
11802 SE Stark St.
Portland, OR 97216-0595

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Elmer's Restaurants, Inc., ("Elmer's" or the "Company") of the consideration to be paid by the Company in connection with the proposed merger of Elmer's with and into CBW, Inc., ("CBW") (the "Proposed Transaction". Upon consummation of the Proposed Transaction, Elmer's will issue to the stockholders of CBW 825,000 shares of Elmer's common stock for 100% of the shares of CBW common stock.

Veber Partners LLC ("Veber"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, private placements and valuations for corporate and other purposes.

In the past, we have provided financial advisory services to CBW and have received fees for rendering these services. Veber may in the future provide investment banking or other financial advisory services to Elmer's.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available financial statements of Elmer's for recent years and interim periods to date and certain other relevant financial and operating data of Elmer's made available to us from published sources;

     (ii) discussed the business, financial condition and prospects of Elmer's with certain of its officers;

     (iii) reviewed historical financial statements of CBW for recent periods with recasting adjustments made to this data by CBW management and certain other relevant financial and operating data of CBW made available to us, including financial forecasts prepared by CBW management;

     (iv) discussed the business, financial condition and prospects of CBW with certain management, including
          Bruce Davis, Bill Service, and Mike Chamberlain;

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     (v)  visited certain of the CBW stores located the Eugene,
          OR area.

     (vi) reviewed historical share price and trading activity of Elmer's common stock and analyzed the pro forma impact of the Proposed Transaction on earnings per share, consolidated capital and other financial ratios of Elmer's;

     (vii) reviewed and discussed with management of Elmer's and CBW, the strategic benefits accruing to Elmer's from the Proposed Transaction;

     (viii) reviewed the financial information presented by CBW management and compared such information with similar information for certain other companies engaged in businesses we consider comparable;

     (ix) reviewed the financial terms, to the extent publicly available, of comparable merger and acquisition transactions;

     (x) considered the value of the option held by CBW to purchase Grass Valley Limited, Inc., (Grass Valley"), and therefore performed a review of Grass Valley as outlined below;

          a. reviewed historical financial statements of Grass Valley for recent periods and certain other relevant financial and operating data of Grass Valley made available to us, including financial forecasts prepared by CBW management;

          b. discussed the business, financial condition and prospects of Grass Valley with certain management including Bruce Davis, Bill Service, Richard
               Buckley, and Gary Weeks;

          c. reviewed the financial information presented by CBW management on Grass Valley and compared such information with similar information for certain other companies engaged in businesses we consider comparable;

          d. reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          e. visited certain of the Grass Valley stores located in the Portland, OR area.

     (xi) reviewed the draft merger agreement contained in the package dated as of December 23, 1998, among CBW and Elmer's and the related exhibits and schedules;

     (xii) discussed the tax and accounting treatment of the Proposed Transaction with Elmer's and Elmer's public accountants; and

     (xiii) performed such other analyses and examinations
          (including discounted cash flow analyses) and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information provided to us concerning Elmer's, CBW, and Grass Valley considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for

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independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Elmer's, CBW, or Grass Valley nor have we conducted a comprehensive physical inspection of the properties and facilities of any of these companies. For purposes of this Opinion, we have assumed that neither Elmer's nor CBW is a party to any pending transactions, including material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of value for the acquisition of all or any part of CBW. We were retained by the Board of Directors of the Company and our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company's stockholders, of the Proposed Transaction and does not address the Company's underlying business decision to proceed with the Proposed Transaction. This letter does not constitute a recommendation to any Board of Directors member or stockholder of the Company as to how such Board of Directors member or stockholder should vote on the Proposed Transaction.

We express no opinion as to the price at which the shares of Elmer's will trade after the announcement or consummation of the Proposed Transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be summarized or publicly referred to without our prior written consent, provided, however, that this letter may be reproduced, discussed or summarized in any SEC filing made by Elmer's with respect to the transaction contemplated by the Agreement.

Our professional fees for the advisory services that have been provided to the Board of Directors of Elmer's are not contingent upon the opinion expressed herein, and neither Veber nor any of its employees has a present or intended financial interest in the Company, CBW, or Grass Valley.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Elmer's in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company's stock.

Very truly yours,

VEBER PARTNERS LLC

/s/ Gayle L. Veber

Gayle L. Veber, Managing Partner

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